Exhibit 10.38
This AFFILIATE PARTICIPATION AGREEMENT  (“Participation Agreement”) is entered into as of December 1st, 2022 (the “PA Effective Date”) by and between Panasonic Energy Corporation of North America, a Delaware corporation with offices at 1 Electric Avenue, Sparks, NV, 89437 (“Affiliate”), and LUCID USA, Inc., a corporation duly organized and existing under the laws of the State of Delaware, USA, having its principal place of business at 7373 Gateway Blvd Newark, CA 94560 USA (“LUCID”).
WHEREAS, Panasonic Energy Co., Ltd. (“Supplier”) and LUCID have entered into a General Terms and Conditions for Prototype and Production Parts and Services dated December 1, 2022 (the “GTC”);
WHEREAS, upon execution and delivery of this Participation Agreement, Affiliate will have certain rights (including the right to sell Goods, Development Goods and/or Services ordered by LUCID) and obligations under the GTC; and
WHEREAS, Affiliate desires to have such rights and obligations.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Affiliate and LUCID agree as follows:
1.    Capitalized terms used in this Participation Agreement but not defined shall have the meanings given in the GTC.
2.    Under the terms and conditions of the GTC and this Participation Agreement, LUCID and Affiliate may enter into Spot Orders, Production Orders, Releases, production pricing agreements and other agreements pursuant to which Affiliate shall deliver Goods, Development Goods and/or Services to LUCID.
3.    LUCID will make all payments that are properly due and payable of purchase prices, fees and expenses under the GTC and this Participation Agreement in connection with the purchase of Goods, Development Goods and/or Services performed by Affiliate.
4.    The term of this Participation Agreement shall commence on the PA Effective Date and continue until the expiration or termination of the GTC, unless earlier terminated as provided below.  The termination rights set forth in the GTC shall apply equally to each party’s rights of termination with respect to this Participation Agreement and any Spot Orders accepted by Supplier, Production Orders, Releases, production pricing agreements and other agreements entered into pursuant to the GTC. Affiliate shall have all of the rights and obligations of Supplier under the GTC and will be bound by all of the terms and conditions of the GTC as though it was Supplier thereunder, as such terms and conditions may be modified or amended from time to time by Supplier and LUCID. Notwithstanding the foregoing, (i) Affiliate shall not have any right to amend, assign or terminate the GTC and (ii) termination of this Participation Agreement shall not affect the GTC.
5.    Affiliate’s address for notice purposes is stated in the applicable production pricing agreement, or such new address(es) as may from time to time be provided by Affiliate to LUCID with copies to        at        and        at        .

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first written above.

Panasonic Energy Corporation of North America		Lucid USA, Inc.
By:	/s/ Yasuaki Takamoto	By:	/s/ Sherry House
Printed:	Yasuaki Takamoto	Printed:	Sherry House
Title:	President	Title:	Chief Financial Officer
Date:	Dec 7, 2022	Date:	12/12/2022

Address: 1 Electric Avenue, Sparks, NV, 89437		Address: 7373 Gateway Blvd. Newark, CA 94560, USA

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